Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2012 Omnibus Incentive Plan of II-VI Incorporated of our reports dated August 28, 2012, with respect to the consolidated financial statements and schedule of II-VI Incorporated and the effectiveness of internal control over financial reporting of II-VI Incorporated included in its Annual Report (Form 10-K) for the year ended June 30, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Pittsburgh, Pennsylvania
November 7, 2012